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                                                                   EXHIBIT 10.28


                            CEO CONTINUITY AGREEMENT

        This CEO Continuity Agreement (the "Agreement") is made and entered into effective as of _____________, 1998, by and between Michael A. Baker (the "Employee") and ArthroCare Corporation, a Delaware corporation (the "Company").

                                 R E C I T A L S

        A. It is expected that the Company from time to time will consider the possibility of a Change of Control (as defined below). The Board of Directors of the Company recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control.

        B. The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his/her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

        C. The Board of Directors believes that it is imperative to provide the Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of the Employee's employment, which benefits are intended to provide the Employee with financial security and sufficient incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control or a termination of employment.

        D. Certain capitalized terms used in the Agreement are defined in
Section 7 below.

        In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall continue to employ the Employee in the position of President and Chief Executive Officer, as such position was defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board of Directors shall have the right, subject to the other provisions of this Agreement, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board of Directors in its discretion may deem necessary or appropriate. The Employee shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his/her employment. During the term of the Employee's employment with the Company, the Employee shall devote his/her full time, skill and attention to his/her duties and responsibilities, and shall perform them faithfully, diligently and competently, and the

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Employee shall use his/her best efforts to further the business of the Company and its affiliated entities.

2. Base Compensation. The Company shall pay the Employee as compensation for his/her services a base salary, along with such performance bonus amounts as the Board of Directors shall authorize, in its discretion, from time to time. Such salary shall be paid periodically in accordance with normal Company payroll policies. The Employee's compensation (including bonus amounts) specified in this Section 2, together with any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as the Employee's "Base Compensation."

3. Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and compensation programs maintained by the Company and applicable to other key employees of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

4. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, subject, however, to such terms as stated in the offer of employment letter dated June 20, 1997, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of (i) termination of the Employee's position as an executive officer of the Company; (ii) the date that all obligations of the parties hereunder have been satisfied or (iii) the date 24 months after a Change of Control (the "Expiration Date"). A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

5. Option Acceleration Upon a Change of Control. Upon a Change of Control, the vesting and exercisability of each option granted to the Employee by the Company (the "Options") shall be automatically accelerated as to 50% of the unvested shares subject thereto at the time of the Change of Control; provided, however, that if it is determined by the Company's independent public accountants that such acceleration would preclude accounting for the Change of Control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the Change of Control that the transaction be accounted for as a pooling of interests, then the vesting and exercisability of the Options shall not accelerate pursuant to this Section 5.


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6. Option Acceleration Upon a Hostile Takeover. Upon a Hostile Takeover, the
vesting and exercisability of the Options shall be automatically accelerated as to 100% of the shares subject thereto.

7. Termination Following a Change of Control. If the Employee's employment with the Company terminates at any time within twenty four (24) months after a change of control, then Employee shall be entitled to receive severance benefits as follows:

        (a) Involuntary Termination. If the Employee's employment with the Company terminates in an Involuntary Termination, then the Employee shall be entitled to receive severance benefits as follows:

                  (i) Severance Pay. During the Compensation Continuation Period, the Company shall pay the Employee continuing payments of severance pay in accordance with its normal payroll practices at a rate equal to the Employee's Current Compensation. Such severance payments shall be paid monthly. In addition, during the Compensation Continuation Period, the Company shall continue to make available to the Employee and the Employee's spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company on the date of such termination of employment, to the extent permitted by law and subject to the terms and conditions of the relevant plan or program.

                  (ii) Medical Benefits. The Company shall reimburse the Employee for the amount of his or her premium payment for group health coverage, if any, elected by the Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that (A) such reimbursement shall not exceed $650.00 per month, and (B) the Employee shall be solely responsible for all matters relating to his or her continuation of coverage pursuant to COBRA, including (without limitation) his or her election of such coverage and his or her timely payment of premiums; provided, further, that upon the earlier to occur of (C) the time that the Employee no longer constitutes a Qualified Beneficiary (as such term is defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended) and (D) the date thirty-six (36) months following the Employee's termination, the Company's obligations to reimburse the Employee under this subsection (ii) shall cease; provided, finally, that if the Company's obligations under this subsection (ii) cease pursuant to clause (C), the Company shall make a lump sum payment to the Employee equal to the product of the last monthly reimbursement paid to the Employee pursuant to this subsection (ii) multiplied by eighteen (18).

                  (iii) Outplacement Services. During the thirty-six (36) months following termination of the Employee's employment, the Employee shall be entitled to executive-level outplacement services at the Company's expense, not to exceed $15,000. Such services shall be provided by a firm selected by the Employee from a list compiled by the Company.


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                  (iv) Option Acceleration. The vesting and exercisability of each option shall be automatically accelerated as to 100% of the unvested shares subject thereto at the time of the Involuntary Termination; provided, however, that it is determined by the Company's independent accountants that such acceleration would preclude accounting for the Change of Control as a pooling of interests for financial accounting purposes, and it is a condition to the closing of the Change of Control that the transaction be accounted for as a pooling of interests, then the vesting and exercisability of the Options should not accelerate pursuant to this Section 7(a)(iv).

        (b) Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company (other than in an Involuntary Termination), or if the Company terminates the Employee's employment for Cause, then the Employee shall not be entitled to receive severance or other benefits under this
Section 7, but shall be eligible for those benefits (if any) as may then be established under any other Section of this Agreement or the Company's then-existing severance and benefits plans and policies at the time of such termination.

        (c) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment terminates due to the death of the Employee, either in connection with or apart from a Change of Control, then the Employee shall not be entitled to receive severance or other benefits under this Section 7, but shall be eligible for those benefits (if any) as may then be established under any other Section of this Agreement or the Company's then-existing severance and benefits plans and policies at the time of such Disability or death.

8. Termination Apart from a Change of Control. If the Employee's employment with the Company terminates at any time either prior to the occurrence of a Change of Control or after the twenty-four month period following the effective date of a Change of Control, then the Employee shall not be entitled to receive severance or other benefits under this Agreement, but shall be eligible for those benefits (if any) as may be established under the Company's then-existing severance and benefits plans and policies at the time of such termination, or as may be provided in the offer of employment letter dated June 20, 1997.

9. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

        (a) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his/her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the Employee's commission of a felony or an act of fraud against the Company or its affiliates, (iii) a willful act by the Employee that constitutes gross misconduct and that is injurious to the Company, and (iv) continued violations by the Employee of the Employee's obligations under Section 1 of this Agreement, which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company that describes the basis for the Company's belief that the Employee has not substantially performed his/her duties along


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with an opportunity for the Employee to meet such demands, which the Employee fails to accomplish within a reasonable period of time.

        (b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the total voting power represented by the Company's then outstanding voting securities;

                  (ii) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                  (iii) The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

        (c) Compensation Continuation Period. "Compensation Continuation Period" shall mean the period of time commencing with termination of the Employee's employment in an Involuntary Termination during the term of this Agreement and ending with the expiration of thirty-six (36) months following the date of the Employee's termination.

        (d) Current Compensation. "Current Compensation" shall mean an amount equal to the greater of (i) Employee's Base Compensation earned in the fiscal year preceding the fiscal year of Employee's termination; or (ii) Employee's Base Compensation for the fiscal year of Employee's termination, including 100% of any bonus which the Employee could have earned during such fiscal year, assuming the achievement of all relevant Employee and Company goals, milestones and performance criteria.


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        (e) Disability. "Disability" shall mean that the Employee has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his/her duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

        (f) Hostile Takeover. "Hostile Takeover" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, without the approval of the Company's Board of Directors;

        (g) Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is inconsistent with the Employee's position with the Company and his/her responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than 30 miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company that is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9 below; provided, however, that no Involuntary Termination shall be deemed to have occurred if any such successor substitutes an agreement for this Agreement providing comparable severance benefits to those provided for in this Agreement.

10. Golden Parachute Excise Tax.

        (a) Reimbursement. In the event that it shall be determined that any payment or other benefit by the Company to or for the benefit of the Employee under this Agreement, whether paid or payable, but determined without regard to any additional payments required under this Section (the "Payments"), would be subject to the excise tax imposed by


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Section 4999 of the Internal Revenue Code (the "Excise Tax"), then the Employee shall be entitled to receive an additional payment from the Company (the "First Reimbursement Payment") equal to one hundred percent (100%) of any Excise Tax actually paid or payable by the Employee in connection with the Payments, plus an additional payment from the Company in such amount that after payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Reimbursement Payment, the Employee retains an amount equal to the Reimbursement Payment.

        (b) Determination. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's primary independent public accounting firm (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

11. Successors.

        (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets that executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

        (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

12. Notice.

        (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, or by facsimile, or three business days after deposit in the U.S. mail by registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him/her at the home address which he/she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be


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addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his/her rights hereunder.

13. Confidentiality. The Parties hereto each agree to use their best efforts to maintain in confidence the underlying facts leading up to this Agreement, the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement. Each Party hereto agrees not to disclose or use and to take every reasonable precaution to prevent disclosure or use of any such information to or by third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any such information. The parties hereto agree that breach of this Section shall constitute a material breach of this Agreement that shall entitle the non-breaching party to all available legal and equitable remedies including, but not limited to, recision of this Agreement. The parties hereto further agree that all benefits to the Employee under this Agreement shall be conditioned on his/her compliance with his/her obligations under this Section.

14. Miscellaneous Provisions.

        (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor (except as otherwise provided in this Agreement) shall any such payment or benefit be reduced by the Employee obtaining new employment or by any earnings that the Employee may receive from any other source.

        (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) between the parties with regard to severance or other benefits in connection with a Change of Control that are not expressly set forth or referred to in this Agreement have been made or entered into by either party.


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        (d) Choice of Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California without reference to rules of conflicts of law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

        (e) Severability. If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and the remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

        (f) Arbitration. Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California in accordance with the rules of the American Arbitration Association then in effect. The prevailing party shall be entitled to recover its attorneys' fees. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

        (g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (g) shall be void.

        (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

        (i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a Section of this Agreement shall mean the corporation that actually employs the Employee.

        (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                     COMPANY:

                                     ARTHROCARE CORPORATION

                                     By:
                                           -------------------------------------
                                     Title:
                                           -------------------------------------


                                     EMPLOYEE:

                                     -------------------------------------------
                                     (Signature)

                                     Michael A. Baker
                                     -------------------------------------------
                                     (Print Name)

                                     Date:
                                           -------------------------------------


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